EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Dollar Tree, Inc.:
We consent to the incorporation by reference in the registration statement (numbers 333-175121, 333-117337, 333-106886, 333-106884, 333-106883, 333-41248, 033-92812, 033-92816, 033-92814 and 333-38735) on Form S-8 and registration statement (number 333-61139) on Form S-4 of Dollar Tree, Inc. of our reports dated March 28, 2016, with respect to the consolidated balance sheets of Dollar Tree, Inc. as of January 30, 2016 and January 31, 2015, and the related consolidated income statements and statements of comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended January 30, 2016, and the effectiveness of internal control over financial reporting as of January 30, 2016, which reports appears in the January 30, 2016 annual report on Form 10‑K of Dollar Tree, Inc.
/s/KPMG LLP
Norfolk, Virginia
March 28, 2016

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